                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                         PRICE/COSTCO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                 999 LAKE DRIVE
                           ISSAQUAH, WASHINGTON 98027

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO OUR STOCKHOLDERS:

    Notice is given that the Annual Meeting of the stockholders of Price/Costco, Inc. (the "Company") will be held at the Double Tree Paradise Valley Resort, 5401 North Scottsdale Road, Scottsdale, Arizona 85250 on Wednesday, January 29, 1997 at 7:30 p.m., for the following purposes:

    1. To elect three (3) Class I directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. To amend The Price/Costco, Inc. 1993 Combined Stock Grant and Stock Option Plan to increase the number of shares of common stock available for issuance from 10 million shares to 20 million shares.

    3. To authorize the amendment of the Company's Certificate of Incorporation to change the name of the Company from Price/Costco, Inc. to Costco Companies, Inc.

    4. To consider and ratify the selection of the Company's independent auditors.

    5. To consider a stockholder proposal, if properly presented, which is opposed by the Company, as described in these materials.

    6. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on December 6, 1996 are entitled to notice of and to vote at the meeting.

    All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

    Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                                       [SIG]

                                          Joel Benoliel
                                          SECRETARY

December 11, 1996

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                JANUARY 29, 1997

                            ------------------------

                      SOLICITATION AND REVOCATION OF PROXY

    Proxies in the form enclosed are solicited by the Board of Directors of Price/Costco, Inc. (the "Company" or "PriceCostco") to be voted at the annual meeting of stockholders to be held on January 29, 1997, or any adjournments (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to stockholders on or about December 11, 1996.

    All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions, the shares will be voted for the nominees for director listed in these materials and on the proxy; to amend The Price/Costco, Inc. 1993 Combined Stock Grant and Stock Option Plan to increase the number of shares of common stock available for issuance from 10 million shares to 20 million shares; to authorize the amendment of the Company's Certificate of Incorporation to change the name of the company from Price/Costco, Inc. to Costco Companies, Inc.; for the ratification of the Company's independent auditors; and against the stockholder proposal described in these materials. A stockholder giving a proxy has the power to revoke it any time before it is voted.

    At the close of business on December 6, 1996, there were             shares
of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors. Only stockholders of record at the close of business on December 6, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting.

    The affirmative vote of at least a majority of the Common Stock represented, in person or by proxy, at the Annual Meeting is required to approve each of the proposals. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Under applicable Delaware law, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against each of the proposals.

    In addition to mailing this material to stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

                             PRINCIPAL STOCKHOLDERS

    As of October 31, 1996, the Company was not aware of any person owning more than 5% of the outstanding shares of the Common Stock of the Company. This is based solely on statements on filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

    The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on October 31, 1996.

                                                               SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                              OWNED              PERCENT
-----------------------------------------------------------  ------------------------  -----------
James D. Sinegal...........................................         2,873,180(1)             1.46
Jeffrey H. Brotman.........................................         2,863,837(2)             1.45
Richard D. DiCerchio.......................................           447,309(3)            *
Richard A. Galanti.........................................           299,639(4)            *
Hamilton E. James..........................................           127,060(5)            *
Richard M. Libenson........................................           197,856(6)            *
John W. Meisenbach.........................................           317,750(7)            *
Frederick O. Paulsell, Jr. ................................           275,783(8)            *
Jill A. Ruckelshaus........................................             8,000(9)            *
All directors and executive officers as a group (15                 8,050,233(10)
  persons).................................................                                   4.1

------------------------

 *  Less than 1%.

 (1) Includes 150,640 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (2) Includes 2,692,196 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 171,641 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (3) Includes 242,041 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (4) Includes 117,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (5) Includes 95,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (6) Includes 114,216 shares held by a trust of which Mr. Libenson is a co-trustee and beneficiary. Includes 24,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (7) Includes 100,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner, and 217,750 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (8) Includes 80,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

 (9) Includes 8,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

(10) Includes 1,671,354 shares issuable under currently exercisable stock options and options exercisable within sixty days of October 31, 1996.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The authorized number of members of the Board of Directors is ten, but the Board expects to reduce the authorized number to nine to reflect the current number of directors.

    The Board is divided into three classes. Directors are elected, by class, for three year terms. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of James D. Sinegal, Jeffrey H. Brotman and Richard A. Galanti is nominated as a member of Class I, to serve for a three-year term until the annual meeting of stockholders in 2000 and until his successor is elected and qualified.

    Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than three nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

    The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                                                            EXPIRATION
                                                                                                            OF TERM
                                                                                                              AS
NAME                                             CURRENT POSITION WITH THE COMPANY(1)                 AGE   DIRECTOR
---------------------------------  -----------------------------------------------------------------  ---   -------
James D. Sinegal.................  President, Chief Executive Officer and Director                    60     1997

Jeffrey H. Brotman...............  Chairman of the Board of Directors                                 54     1997

Richard D. DiCerchio.............  Executive Vice President and Director                              53     1999

Richard A. Galanti...............  Executive Vice President, Chief Financial Officer and Director     40     1997

Hamilton E. James................  Director                                                           45     1998

Richard M. Libenson..............  Director                                                           54     1999

John W. Meisenbach...............  Director                                                           60     1999

Frederick O. Paulsell, Jr........  Director                                                           57     1998

Jill A. Ruckelshaus..............  Director                                                           50     1998

------------------------

(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

    James D. Sinegal has been President, Chief Executive Officer and a director of the Company since October 1993 upon consummation of the merger of Costco Wholesale Corporation ("Costco") and The Price Company (the "Merger"). From Costco's inception until 1993, he was President and Chief Operating Officer of Costco and served as Chief Executive Officer of Costco from August 1988 until October 1993. Mr. Sinegal is a co-founder of Costco and has been a director of Costco since its inception.

    Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was elected Chairman of the Board of the Company on December 21, 1994. Mr. Brotman was the Vice Chairman of the Board of the Company from October 1993 (upon consummation of the Merger) until December 21, 1994. He is a founder of Costco and a number of other specialty retail chains. Mr. Brotman is a director of Seafirst Bank, Starbucks Corp., The Sweet Factory and Garden Botanika.

    Richard D. DiCerchio has been Executive Vice President and Chief Operating Officer--Merchandising, Distribution, Construction and Marketing and a director of the Company since October 1993 (upon consummation of the Merger). Until mid-August 1994, he also served as Executive Vice President, Chief Operating Officer--Northern Division. He was appointed Chief Operating Officer--Western Region of Costco in August 1992 and was appointed Executive Vice President and director of Costco in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco. He joined Costco as Vice President, Operations in May 1983.

    Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President--Finance of the Company since October 1993 (upon consummation of the Merger). He was Senior Vice President, Chief Financial Officer and Treasurer of Costco from January 1985 to October 1993, having joined Costco as Vice President--Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with DLJ. Mr. Galanti also currently serves as a director of Hollywood Entertainment Corporation. In March 1995, Mr. Galanti settled an action brought by the SEC alleging a five-year-old violation of
Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated thereunder that was unrelated to Mr. Galanti's position with the Company. Without admitting or denying the allegations of the SEC's complaint, Mr. Galanti agreed to pay $64,408, and entered into an order requiring him to comply with the relevant sections of the federal securities laws and rules. Mr. Galanti's duties as a director and officer of the Company have not been and will not be affected by the settlement.

    Hamilton E. James has been a director of the Company since October 1993 (upon consummation of the Merger) and was a director of Costco from August 1988 to October 1993. Mr. James is currently a director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and the Chairman of the Banking Group in charge of DLJ's investment and merchant banking activities and emerging market sales and training.

    Richard M. Libenson has been a director of the Company since October 1993 (upon consummation of the Merger). He was a director of The Price Company since its formation in 1976 until October 1993, and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

    John W. Meisenbach has been a director of the Company since October 1993 (upon consummation of the Merger) and was a director of Costco from its inception to October 1993. He is President of MCM (Meisenbach Capital Management), a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

    Frederick O. Paulsell, Jr. was a director of the Company from October 1993 (upon consummation of the Merger) until June 1, 1994 and was elected again as a director of the Company in January 1995. He has been a director of Costco since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice President of Foster & Marshall/American Express Inc. from March 1983 through June 1985. Mr. Paulsell was President of Foster, Paulsell & Baker, an investment banking firm, between 1985 and 1995. Since early 1995, Mr. Paulsell has been a Principal of Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell currently sits on the boards of various companies and organizations including Stewart Title Holding Company, Seattle Coffee Holdings and the Seattle Chamber of Commerce. He is also chairman of the board of TRM Copy Centers. Mr. Paulsell was Chairman of Strategic Direct Inc. and Ballard Computer, which filed for bankruptcy protection in September 1991 and May 1995, respectively.

    Jill A. Ruckelshaus has been a director of the Company since February 1, 1996. Ms. Ruckelshaus serves on a number of advisory boards, including the National Women's Political Caucus, the National

Leadership Commission on Health Care, the Northwest Women's Law Center, the White House Endowment Fund and the UN Commission for African Development. She is the Chairman of the National Women's Conference, Commission on National Security. She is a director for Seafirst Bank and Lincoln National Corporation.

COMMITTEES OF THE BOARD

    The Audit Committee's function is to review the results of the audit of the Company performed by the independent public accountants, to review and evaluate internal accounting controls and to recommend the selection of independent public accountants. The Audit Committee is also authorized to conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants, including the availability of Company records, information and personnel. The Audit Committee consists of Messrs. Libenson, Paulsell and Meisenbach. The Audit Committee met two times during the 1996 fiscal year.

    The Compensation Committee's function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James, Paulsell and Meisenbach. The Compensation Committee met several times during fiscal year 1996.

    During the Company's last fiscal year, the Company's Board of Directors met five times. Each current member of the Board attended all of the Board meetings. Each member of the Board who served on one of the above-listed committees of the Board attended all of the meetings of each such committee on which he served.

                             EXECUTIVE COMPENSATION

    The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 1996 fiscal year (collectively, together with the CEO, the "Named Executive Officers").

SUMMARY OF COMPENSATION

    The following table summarizes the compensation earned by the Named Executive Officers during fiscal 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                     ANNUAL COMPENSATION                      -------------
                                  ----------------------------------------------------------   SECURITIES      ALL OTHER
                                    FISCAL                                 OTHER ANNUAL        UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR      SALARY($)(A)   BONUS       COMPENSATION($)     OPTIONS/SARS      ($)(B)
--------------------------------  -----------  -----------  ---------  ---------------------  -------------  -------------
James D. Sinegal................        1996      300,000     150,000                0                  0         17,150
  President and Chief                   1995      305,769           0                0             50,000         16,900
  Executive Officer                     1994      300,000           0                0             19,400         10,495
Jeffrey H. Brotman..............        1996      300,000     150,000                0                  0         15,910
  Chairman of the Board                 1995      305,769           0                0             50,000         15,820
                                        1994      300,000           0                0             19,400          8,884
Richard D. DiCerchio............        1996      295,000      80,000                0             80,000         15,910
  Executive Vice President              1995      265,000      37,000                0             20,000         15,820
                                        1994      256,923      40,000                0             30,900          8,358
Richard A. Galanti..............        1996      275,000      80,000                0             80,000         15,090
  Executive Vice President              1995      240,480      37,000                0             20,000         15,070
  and CFO                               1994      210,385      40,000                0             20,000          6,913
Joseph P. Portera...............        1996      260,000      80,691                0             80,000         15,220
  Executive Vice President              1995      237,034      33,963                0             23,750         15,190
                                        1994      200,000      30,000                0             16,100          7,035

------------------------

(A) Because the Company's fiscal year 1995 was a 53-week year, salary amounts shown for each Named Executive Officer include one week of compensation in addition to the amounts otherwise payable on an annualized basis.

(B) In fiscal year 1996, amounts shown for each Named Executive Officer include the Company's matching contributions under a deferred compensation plan of $5,000 each and matching contributions of $500 each and Company contributions of $9,000 each under the PriceCostco 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $2,650, $1,410, $1,410, $590 and $720, respectively, in fiscal year 1996.

GRANTS OF STOCK OPTIONS

    The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1996:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                 NUMBER OF                                                     ANNUAL RATES OF STOCK
                                SECURITIES      % OF TOTAL                                      PRICE APPRECIATION
                                UNDERLYING     OPTIONS/SARS                                             FOR
                               OPTIONS/SARS     GRANTED TO                                        OPTION TERM (C)
                                  GRANTED        EMPLOYEES        EXERCISE OR     EXPIRATION   ---------------------
NAME                              (#)(A)      FISCAL YEAR (B)  BASE PRICE($/SH)      DATE       5% ($)      10%($)
-----------------------------  -------------  ---------------  -----------------  -----------  ---------  ----------
James D. Sinegal.............            0          NA                NA              NA          NA          NA
Jeffrey H. Brotman...........            0          NA                NA              NA          NA          NA
Richard D. DiCerchio.........       30,000            1.13              16.50        10/26/05    311,301     788,901
                                    50,000            1.89              17.50        04/10/06    550,279   1,394,523
Richard A. Galanti...........       30,000            1.13              16.50        10/26/05    311,301     788,901
                                    50,000            1.89              17.50        04/10/06    550,279   1,394,523
Joseph P. Portera............       30,000            1.13              16.50        10/26/05    311,301     788,901
                                    50,000            1.89              17.50        04/10/06    550,279   1,394,523

------------------------

(A) These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B) The total number of stock options granted in fiscal 1996 by the Company was 2,640,200.

(C) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

    The following table sets forth information concerning the exercise of stock options during fiscal 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING        VALUE OF UNEXERCISED
                                                                         UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS/SARS AT       OPTIONS/ SARS AT
                                                                          FY-END(#)             FY-END($)
                                          SHARES         VALUE      ---------------------  --------------------
                                        ACQUIRED ON    REALIZED         EXERCISABLE/           EXERCISABLE/
NAME                                    EXERCISE(#)       (A)           UNEXERCISABLE         UNEXERCISABLE
--------------------------------------  -----------  -------------  ---------------------  --------------------
James D. Sinegal......................           0             0          146,760/51,640        89,912/272,685
Jeffrey H. Brotman....................           0             0          167,761/51,640        94,287/272,685
Richard D. DiCerchio..................           0             0         233,861/114,540     1,638,034/387,723
Richard A. Galanti....................           0             0         111,000/110,250       700,502/382,000
Joseph P. Portera.....................      14,440       132,000          50,190/110,910        58,604/382,203

------------------------

(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 8,000 shares of common stock, and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1996 were John W. Meisenbach, Hamilton E. James and Frederick O. Paulsell, Jr.

    John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and insurance services in managing the Company's employee benefit plans and executive life insurance programs covering over $70 million in total annual benefit costs, for which MCM received total compensation from third party insurers of $990,974 in fiscal 1996.

    Hamilton E. James is a director of DLJ and Chairman of its Banking Group. During fiscal 1996, DLJ was a managing underwriter in connection with the public offering of 21,191,301 shares of the Company, formerly owned by Fourcar B.V.

REPORT OF COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 1996.

    COMPENSATION PHILOSOPHY. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 1996 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its stockholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the stockholders. The Committee placed emphasis on variable, performance based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and stockholder value.

    The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 1996. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals and demonstrated leadership ability.

    Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

    From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

    Awards under the option plan were approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 1996 option grants.

    In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to any of the Named Executive Officers will exceed the $1 million limitation during fiscal 1997.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 1996, the Committee placed emphasis on Mr. Sinegal's superior leadership in managing the business, as well as the Company's financial and operating performance.

    The Committee noted that, despite the competitive environment which prevailed for retailers throughout fiscal 1996, the Company's total sales increased by 7.3% from the prior fiscal year, and comparable warehouse sales for the 1996 fiscal year increased by 5% from the prior year. Net income from continuing operations for fiscal 1996 was approximately 15% higher than for fiscal 1995 ($1.22 per share versus $1.05 per share).

    In accordance with the compensation philosophy described above, the Committee set Mr. Sinegal's base salary at $300,000 for fiscal 1996, which was the same as his salary for fiscal 1995 and fiscal 1994, and awarded Mr. Sinegal $150,000 under the bonus plan.

                                          Compensation Committee
                                          John W. Meisenbach
                                          Hamilton E. James
                                          Frederick O. Paulsell, Jr.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Dayton Hudson Corporation; Home Depot, Inc.; Kmart Corporation; The Limited Ltd.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Toys R Us Inc.; Waban Inc.; and Wal Mart Stores, Inc. The information is provided for the period from the Company's inception (upon consummation of the Merger), October 21, 1993, through September 1, 1996, the end of fiscal 1996.

                        COMPARED CUMULATIVE TOTAL RETURN
          AMONG PRICE/COSTCO, INC., S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               PRICE/COSTCO,
                   INC.         PEER GROUP INDEX    S&P 500 INDEX
10/21/1993              100.00             100.00           100.00
12/31/1993              100.72              93.96           100.25
3/31/1994                94.84              95.91            96.45
6/30/1994                78.16              91.41            96.85
9/30/1994                84.04              92.66           101.59
12/30/1994               67.37              86.50           101.57
3/31/1995                77.18              95.21           111.46
6/30/1995                85.03              97.64           122.10
9/03/1995                91.24              93.03           126.47
12/29/1995               79.79              85.56           139.75
3/29/1996                98.11              91.65           147.25
6/28/1996               113.15             101.80           153.85
9/01/1996               103.99             101.02           150.16

CERTAIN TRANSACTIONS

    Richard M. Libenson has been engaged as a consultant for the Company. For such services, a corporation owned by Mr. Libenson was paid $174,996 during fiscal 1996.

    Hamilton E. James is a director of DLJ and Chairman of its Banking Group. During fiscal 1996, DLJ was managing underwriter in connection with the public offering of 21,191,301 shares of the Company, formerly owned by Fourcar, B.V.

    John W. Meisenbach is a principal shareholder of MCM. MCM provided consulting and insurance services in managing the Company's employee benefit plans and executive life insurance programs covering over $70 million in total annual benefit costs, for which MCM received total compensation from third party insurers of $990,974 in fiscal 1996.

    Richard A. Galanti's sister is the president and owner of an apparel company that sold merchandise to the Company in fiscal 1996 in the amount of $200,528.

LEGAL PROCEEDINGS

    On December 19, 1994, a Complaint was filed against PriceCostco and certain current and former directors in an action entitled SNYDER V. PRICE/COSTCO, INC. ET. AL., Case No. C94-1874Z, United States District Court, Western District of Washington. On January 4, 1995, a Complaint was filed against PriceCostco and certain current and former directors in an action entitled BALSAM V. PRICE/COSTCO, INC. ET. AL., Case No. C95-0009Z, United States District Court, Western District of Washington. The Snyder and Balsam Cases were subsequently consolidated and on March 15, 1995, plaintiffs' counsel filed a First Amended And Consolidated Class Action And Derivative Complaint. On November 9, 1995, plaintiffs' counsel filed a Second Amended And Consolidated Class Action And Derivative Complaint. The Complaint alleges violation of certain state and federal laws arising from the spin-off and exchange transaction whereby Price Enterprises, Inc. became a separate publicly traded company, and the merger between Costco and The Price Company. In July 1996, an agreement in principle was reached to resolve the lawsuit. Subject to court approval, the resolution will involve the transfer from Price Enterprises, Inc. to the Company of certain intangible assets, including elimination of certain existing non-compete restrictions and operating agreements and termination or amendment of certain trademark license and assignment agreements. The cash portion of the settlement will be funded by the Company's director and officer insurance coverage and by Price Enterprises. The Company will contribute no money to the settlement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any PriceCostco equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, PriceCostco believes during fiscal 1996, such SEC filing requirements were satisfied, except that one report on Form 4, covering one transaction during November 1995, was filed late by Mr. Libenson.

 PROPOSAL 2: INCREASE IN SHARES AVAILABLE FOR ISSUANCE UNDER STOCK OPTION PLAN

    In September 1993, the Board of Directors of the Company adopted the Price/Costco, Inc. 1993 Combined Stock Grant and Stock Option Plan (the "Stock Plan"). A copy of the Stock Plan may be obtained upon written request to the Company's secretary. The Stock Plan was approved by shareholders in October 1993. Under the Stock Plan, the Company is authorized to issue 10 million shares of PriceCostco common stock upon the exercise of options granted under the Stock Plan and to make stock grants in the amount of up to 1,666,666 shares of PriceCostco common stock. The shareholders are being requested to approve an amendment to the Stock Plan which increases the number of shares that may be issued under the Stock Plan from 10 million to 20 million. No increase is sought regarding the amount of shares available for stock grants.

    The purpose of the Stock Plan is to enable the Company to attract and retain employees of ability and experience, and to furnish such personnel significant incentives to improve operations and increase profits of the Company. The Stock Plan is a broad-based plan; approximately 190 employees received stock option grants under the Stock Plan in fiscal year 1996. The total number of stock options granted to employees by the Company in fiscal year 1996 exceeded 2.6 million. In fiscal years 1994 and 1995, the total number of stock options granted by the Company exceeded 3.3 million and 3.5 million, respectively. Currently, there are less than 2 million shares available for future option grants. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the Stock Plan over the term of the Plan (which expires, unless earlier terminated, in 2003) unless additional shares are authorized. Ten million shares, the amount of the proposed increase, represents approximately 5.1% of the Company's outstanding shares.

    In general, the Stock Plan currently authorizes PriceCostco to grant stock options, either non-qualified stock options or incentive stock options (as defined in section 422 of the Internal Revenue Code) to purchase up to 10 million shares of PriceCostco common stock ("Stock Option Program") and to make stock grants in the amount of up to 1,666,666 shares of PriceCostco common stock (the "Grant Program") (subject to adjustment to protect against dilution). The Stock Plan provides that for every six shares of PriceCostco stock on which a discretionary option is granted under the Stock Option Program, one share will be removed from those available for future grants under the Grant Program, and for every share of PriceCostco common stock granted under the Grant Program, six shares will be removed from those available for future stock options under the discretionary Stock Option Program.

    The purchase price of each share of PriceCostco common stock covered by an option may not be less than 100% of the fair market value of PriceCostco common stock, on the date of grant of the option. It may be not less than 110% of the fair market value in the case of an incentive stock option granted to a person who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of PriceCostco. The aggregate fair market value (determined as of the time the option is granted) of the shares of PriceCostco common stock, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, may not exceed $100,000.

    Approval of an amendment to the Stock Plan as described above requires the affirmative vote of a majority of the outstanding shares of common stock eligible to vote at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THIS PROPOSAL.

             PROPOSAL 3: AMENDMENT TO CERTIFICATE OF INCORPORATION

    The Company's management has recommended and the Board of Directors has determined that it is advisable and for the benefit of the Company to amend its Certificate of Incorporation to change the name of the corporation from Price/Costco, Inc. to "Costco Companies, Inc.," and has voted to recommend this amendment to the Company's stockholders for adoption. The Board believes that the Company's best interests are served by consolidating its operations under one name. Accordingly, where appropriate, the Company has started to open new warehouse locations and change the name of certain existing locations to the "Costco Wholesale" name which is the predominant name for the Company's warehouse operations. Because the Company intends to continue to consolidate its operations under the "Costco Wholesale" name, the Board believes that this amendment will strengthen the Company's name recognition and streamline and simplify the Company's operations. If the name change is approved, the Company intends to change its NASDAQ ticker symbol from "PCCW" to "COST".

    The proposed amendment to change the Company's name to "Costco Companies, Inc." would become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which would be made shortly following the adoption of the amendment at the meeting. Approval of the proposed amendment would amend the Company's Certificate of Incorporation as follows:

    Delete the text of Article FIRST in its entirety and replace it as follows:

       FIRST: The name of the Corporation is Costco Companies, Inc. (hereinafter the "Corporation").

    Approval of this amendment requires the affirmative vote of a majority of the outstanding shares of common stock eligible to vote at the meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ADOPTION OF THIS PROPOSAL.

          PROPOSAL 4: INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

    Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 1997. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ended September 1, 1996. Arthur Andersen LLP has served PriceCostco in this capacity since the Merger and Costco since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                              STOCKHOLDER PROPOSAL

    The Company has been advised that a stockholder, who owns 313 shares of the Company's stock, intends to present a proposal at the meeting and, if properly presented, stockholders will have the opportunity to vote with respect to the proposal. A related proposal and supporting statement submitted by this stockholder was excluded from the Company's proxy materials pursuant to SEC rules. The Board of Directors recommends that stockholders vote AGAINST the proposal, and your proxy will be so voted unless you specify otherwise. The stockholder proposal states:

    RESOLVED, that shareholders recommend the Board adopt a policy for future board elections of zero tolerance for insider trading, under which the board will not nominate anyone for election as director who has been convicted of insider trading or entered into a consent decree with respect to insider trading.

    The Board believes that the stockholder proposal, as stated, is not in the best interests of the Company or its stockholders. Over two years ago, as part of the Company's ordinary business operations, the Board adopted a comprehensive Policy On Avoidance Of Insider Trading that applies to all directors, officers and employees of the Company. The Board believes that the only substantive difference between the Company's current policy and the recommended policy described in the stockholder proposal is the ultimate consequences that may result for a director or nominee who has entered into a consent decree regarding allegations of insider trading. Under the Company's current policy, the Board has a degree of flexibility to evaluate the facts and circumstances of individual cases.

    By constrast, the stockholder proposal appears to treat a person who enters into a consent decree (or settlement) identically to a person who actually admits or is convicted of insider trading. This ignores reality. A person who is innocent of insider trading allegations may enter into a consent decree simply to avoid the potentially huge legal expenses and diversion of time associated with defending against the allegations. As reflected in the Company's current Policy On Avoidance Of Insider Trading, the Board and the Company does not and will not condone insider trading by any director, officer or employee. However, the Board also believes that an otherwise highly skilled and talented person should not be automatically disqualified from serving on the Company's Board of Directors simply because he or she entered into a consent decree. Instead, the Board believes that it should have discretion to evaluate a director or nominee on a case-by-case basis, considering all relevant factors.

    The Company believes that the only current director who might be affected by the difference between the Company's current policy and the stockholder proposal is Richard Galanti, the Company's chief financial officer and director. Mr. Galanti has been a loyal and trusted executive of the Company for more than 12 years, a director for almost two years, and one of the nominees for director at the meeting. As reflected in the Company's proxy materials, in March 1995, Mr. Galanti settled a civil action brought by the SEC alleging a violation of the securities laws in 1990 that was unrelated to his position with the Company or the Company's common stock. Mr. Galanti cooperated fully with the SEC investigation and, without admitting or denying the allegations, agreed to pay a civil penalty and entered into a consent decree requiring him to comply with the relevant securities laws and rules. The SEC did not seek any prohibition on, or take any other steps to challenge, Mr. Galanti's corporate service as an officer or director of the Company.

    At every stage of the SEC investigation, Mr. Galanti kept senior management and the Company's Board of Directors informed about the claims. The Board was fully aware of the circumstances surrounding the claims and did not believe that the SEC's allegations warranted disciplinary action by the Company against Mr. Galanti. With full knowledge of the allegations, the Board appointed Mr. Galanti to the Company's Board of Directors in January 1995 to fill a vacancy. When Mr. Galanti entered into the consent decree in March 1995, it was with the Board's support, and the Board determined that Mr. Galanti's duties and responsibilities with the Company would not be affected by the settlement. The Board and the Company continue to fully support Mr. Galanti.

    The Company and the Board believes that the stockholder proposal is not in the best interests of the Company or its shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE AGAINST ADOPTION OF THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

    Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 1998 annual meeting of stockholders must be received by the Company no later than September 1, 1997. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO JOEL BENOLIEL, SECRETARY.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                       [SIG]

                                          Joel Benoliel
                                          SECRETARY

                               PRICE/COSTCO, INC.
                   999 LAKE DRIVE, ISSAQUAH, WASHINGTON 98027
         PROXY FOR THE JANUARY 29, 1997 ANNUAL MEETING OF STOCKHOLDERS
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PRICE/COSTCO, INC.

    The undersigned stockholder of PRICE/COSTCO, INC. (the "Company") hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all the shares of Common Stock of the Company held of record by the undersigned on December 6, 1996 at the Annual Meeting of Stockholders to be held at the Double Tree Paradise Valley Resort, 5401 North Scottsdale Road, Scottsdale, Arizona 85250, on January 29, 1997 at 7:30 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated December
  , 1996.

    Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4, AGAINST ITEM 5, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

             THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

1. ELECTION AS CLASS I DIRECTORS OF JAMES D. SINEGAL, JEFFREY H. BROTMAN AND RICHARD A. GALANTI.

 INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               SUCH NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

               WITHHOLD
    FOR        AUTHORITY
    / /           / /       ------------------------------------------------------------------------------------------

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE AND RETURNED PROMPTLY
                           IN THE ENCLOSED ENVELOPE)
                              FOLD AND DETACH HERE

2. Authorization to amend the Stock Option Plan to increase the number of shares of Common Stock available for issuance from 10 million shares to 20 million shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Authorization to amend the Certificate of Incorporation to change the name of the Company from Price/Costco, Inc. to Costco Companies, Inc.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.  Ratification of selection of independent auditors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                 THE BOARD RECOMMENDS A VOTE "AGAINST" ITEM 5.

5.  Stockholder proposal concerning insider trading policy.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                             Dated:
                                             -----------------------------------

                                             -----------------------------------
                                                        (Signature)

                                           -------------------------------------

                                           Please sign as name(s) appear on this
                                           proxy, and date this proxy. If a
                                           joint account, each joint owner must
                                           sign. If signing for a corporation or
                                           partnership or as agent, attorney or
                                           fiduciary, indicate the capacity in
                                           which you are signing.

                               PRICE/COSTCO, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                          WEDNESDAY, JANUARY 29, 1997
                                   7:30 P.M.
                       DOUBLE TREE PARADISE VALLEY RESORT
                           5401 NORTH SCOTTSDALE ROAD
                           SCOTTSDALE, ARIZONA 85250